Exhibit 99.1

ARES CAPITAL CORPORATION PRICES

$350 MILLION OF UNSECURED CONVERTIBLE NOTES

New York, NY—January 24, 2017—Ares Capital Corporation (Nasdaq: ARCC) announced that it has agreed to sell to initial purchasers in a private offering $350 million aggregate principal amount of its 3.75% Convertible Notes due 2022 (the “Convertible Notes”). Ares Capital has also granted the initial purchasers an option to purchase up to an additional $52.5 million aggregate principal amount of the Convertible Notes.  The Convertible Notes will be offered only to qualified institutional buyers (as defined in the Securities Act of 1933, as amended (the “Securities Act”)) pursuant to Rule 144A under the Securities Act.  The closing of the transaction is subject to customary closing conditions and the Convertible Notes are expected to be delivered and paid for on January 27, 2017.

The Convertible Notes are unsecured and bear interest at a rate of 3.75% per year, payable semiannually. In certain circumstances, the Convertible Notes will be convertible into cash, shares of Ares Capital’s common stock or a combination of cash and shares of Ares Capital’s common stock, at Ares Capital’s election, at an initial conversion rate of 51.5756 shares of common stock per $1,000 principal amount of Convertible Notes, which is equivalent to an initial conversion price of approximately $19.39 per share of Ares Capital’s common stock, subject to customary anti-dilution adjustments. The conversion price is approximately 15% above the $16.86 per share closing price of Ares Capital’s common stock on January 23, 2017.  Ares Capital will not have the right to redeem the Convertible Notes prior to maturity. The Convertible Notes will mature on February 1, 2022, unless repurchased or converted in accordance with their terms prior to such date.

Ares Capital expects to use the net proceeds of this offering to repay certain outstanding indebtedness under its debt facilities. Ares Capital may reborrow under its debt facilities for general corporate purposes, which include investing in portfolio companies in accordance with its investment objective.

Neither the Convertible Notes nor the common stock that may be issued upon conversion thereof will be registered under the Securities Act. Neither the Convertible Notes nor the common stock that may be issued upon conversion thereof may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release is not an offer to sell any securities of Ares Capital and is not soliciting an offer to buy such securities in any state where such offer and sale is not permitted. It is issued pursuant to Rule 135c under the Securities Act.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop debt and equity financing solutions to U.S. middle market companies, venture capital backed businesses and power generation projects. Ares Capital originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company (“BDC”) and as of September 30, 2016, was the largest BDC by total assets and market capitalization. Ares Capital is externally managed by a subsidiary of Ares Management, L.P. (NYSE: ARES), a publicly traded, leading global alternative asset manager.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Ares Capital undertakes no duty to update any forward-looking statements made herein.

CONTACT

Carl G. Drake

Jana Markowicz

Ares Capital Corporation

888-818-5298